Exhibit 8.1
LIST OF SUBSIDIARIES
The following is a list of the Registrant’s subsidiaries as of December 31, 2024, other than certain subsidiaries that did not in the aggregate constitute a significant subsidiary.

Company Name	Jurisdiction of Incorporation

Amnisure International LLC	U.S.
DIALUNOX GmbH i. L.	Germany
Life Biotech Partners B.V.	Netherlands
NeuMoDx Molecular, Inc.	U.S.
QIAGEN Aarhus A/S	Denmark
QIAGEN AB	Sweden
QIAGEN AG	Switzerland
QIAGEN Australia Holding Pty. Ltd.	Australia
QIAGEN Benelux B.V.	Netherlands
QIAGEN Beverly LLC	U.S.
QIAGEN Biotecnologia Brasil Ltda.	Brazil
QIAGEN Business Management MEA Ltd.	UAE
QIAGEN China (Shanghai) Co., Ltd.	China
QIAGEN Deutschland Holding GmbH	Germany
QIAGEN Distribution B.V.	Netherlands
QIAGEN France S.A.S.	France
QIAGEN Gaithersburg LLC	U.S.
QIAGEN Gdańsk Sp. z.o.o.	Poland
QIAGEN GmbH	Germany
QIAGEN Hamburg GmbH	Germany
QIAGEN Healthcare Biotechnologies Ltd.	U.K.
QIAGEN Healthcare Biotechnologies Systems GmbH	Germany
QIAGEN Healthcare Biotechnologies Systems Ltd.	U.K.
QIAGEN Hong Kong Pte. Ltd.	China
QIAGEN Inc.	Canada
QIAGEN India Pvt. Ltd.	India
QIAGEN K.K.	Japan
QIAGEN Korea Ltd.	Korea (South)
QIAGEN LLC	U.S.
QIAGEN Ltd.	U.K.
QIAGEN Luxembourg S.à r.l.	Luxembourg
QIAGEN Manchester Ltd.	U.K.
QIAGEN Manila Inc.	Philippines
QIAGEN North American Holdings, Inc.	U.S.
QIAGEN POLAND INVEST Fundusz Inwestycyjny Zamknięty Aktywów Niepublicznych	Poland
QIAGEN Pty. Ltd.	Australia
QIAGEN Redwood City, Inc.	U.S.
QIAGEN S.r.l.	Italy
QIAGEN Sciences, LLC	U.S.
QIAGEN Singapore Pte. Ltd.	Singapore
QIAGEN Taiwan Co. Ltd.	Taiwan
QIAGEN Wroclaw Sp.z.o.o.	Poland
STAT-Dx Life S.L.	Spain
Verogen, Inc.	U.S.